United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

(Amendment No. 1)

ENCANA CORPORATION

(Name of Subject Company (Issuer))

ENCANA CORPORATION

(Name of Filing Person (Offeror and Issuer))

Common Shares, No Par Value

(Title of Class of Securities)

292505104

(CUSIP Number of Class of Securities)

Corporate Secretary

Encana Corporation

Suite 4400, 500 Centre Street SE

Calgary, Alberta, Canada T2P 2S5

(403) 645-2000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

Copy to:

Andrew J. Foley

Paul, Weiss, Rifkind,

Wharton & Garrison LLP

1285 Avenue of the Americas

New York, N.Y. 10019-6064

(212) 373-3000

Calculation of Filing Fee

Transaction Valuation(1)	Amount of Filing Fee(2)
US$213,000,000	US$25,815.60

(1)

Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase for not more than US$213,000,000 an aggregate of up to 45,319,148 common shares of Encana Corporation at a purchase price of not more than US$5.40 and not less than US$4.70 per share in cash.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals US$121.20 per US$1,000,000 of the value of the transaction.

☒

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: US$25,815.60	Filing Party: Encana Corporation
Form or Registration No.: Schedule TO	Date Filed: July 8, 2019

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

SCHEDULE TO

This Amendment No. 1 (“Amendment No. 1”) amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”) originally filed with the United States Securities and Exchange Commission (the “SEC”) on July 8, 2019 by Encana Corporation, a corporation incorporated under the federal laws of Canada (“Encana” or the “Corporation”), relating to the Corporation’s offer to holders of its common shares (the “Shares”) to purchase up to an aggregate amount of US$213,000,000 of the Shares at a price of not more than US$5.40 per Share and not less than US$4.70 per Share in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 8, 2019 (the “Offer to Purchase”), the accompanying Issuer Bid Circular (the “Circular”), and the related Letter of Transmittal and Notice of Guaranteed Delivery which, collectively, as amended or supplemented from time to time, constitute the “Tender Offer”.

Only those items amended or supplemented are reported in this Amendment No. 1. Except as specifically provided herein, the information contained in the Schedule TO remains unchanged and this Amendment No. 1 does not modify any information previously reported on the Schedule TO. You should read Amendment No. 1 together with the Schedule TO, the Offer to Purchase, the Circular, and the related Letter of Transmittal and Notice of Guaranteed Delivery.

Item 11.  Additional Information

(c)

Other Material Information: The second table contained under the heading “Additional Information —Incorporation by Reference” set forth in the Offer to Purchase shall be amended and restated to read in its entirety as follows:

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2018.	February 28, 2019.

Quarterly Reports on Form 10-Q.	May 2, 2019; and August 1, 2019.

Current Reports on Form 8-K.	February 28, 2019; March 1, 2019; March 22, 2019; April 30, 2019; May 1, 2019; May 7 2019; July 9, 2019; and July 31, 2019.

Definitive Proxy Statement for our 2019 annual meeting of shareholders.	March 14, 2019.

Item 12.  Exhibits

Exhibit No.	Description

(a)(1)(A)	Offer to Purchase, dated July 8, 2019, and the accompanying Issuer Bid Circular.*

(a)(1)(B)	Letter of Transmittal.*

(a)(1)(C)	Notice of Guaranteed Delivery.*

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(A)	News Release dated June 10, 2019 (incorporated by reference to Exhibit 99.1 to the Schedule TO-C filed on June 10, 2019, SEC File No. 005-78843).

(a)(5)(B)	News Release, dated July 8, 2019.*

(a)(5)(C)	Summary Advertisement, dated July 8, 2019.*

(b)(1)	Restated Credit Agreement dated as of July 16, 2015 among Encana Corporation as Borrower, the financial and other institutions named therein as Lenders and Royal Bank of Canada as Agent (incorporated by reference to Exhibit 10.1 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(b)(2)	Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc. as Borrower, the banks, financial institutions and other institutional lenders party thereto and Citibank N.A. as Administrative Agent (incorporated by reference to Exhibit 10.2 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(b)(3)	A letter amendment to the Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc. as Borrower, the banks, financial institutions and other institutional lenders party thereto and Citibank N.A. as Administrative Agent, dated as of June 15, 2012 (incorporated by reference to Exhibit 10.3 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(b)(4)	Amendment No. 2 to the Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc. as Borrower, the banks, financial institutions and other institutional lenders party thereto and Citibank N.A. as Administrative Agent, dated as of June 28, 2013 (incorporated by reference to Exhibit 10.4 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(b)(5)	Amendment No. 3 to the Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc. as Borrower, the banks, financial institutions and other institutional lenders party thereto and Citibank N.A. as Administrative Agent, dated as of July 16, 2015 (incorporated by reference to Exhibit 10.5 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(b)(6)	First Amending Agreement, dated as of March 28, 2018, to the Restated Credit Agreement dated as of July 16, 2015 among Encana Corporation as borrower, the financial institutions party thereto as lenders and Royal Bank of Canada as agent (incorporated by reference to Exhibit 10.1 to Encana’s Current Report on Form 8-K filed on March 29, 2018, SEC File No. 001-15226).

(b)(7)	Successor Agent Agreement and Amendment No. 4 to the Credit Agreement dated as of March 28, 2018, among Alenco Inc. as borrower, the banks, financial institutions and other institutional lenders thereto as lenders, JPMorgan Chase Bank, N.A., in its capacity as successor administrative agent, and Citibank, N.A., in its capacity as existing administrative agent (incorporated by reference to Exhibit 10.2 to Encana’s Current Report on Form 8-K filed on March 29, 2018, SEC File No. 001-15226).

(b)(8)	Guarantee, dated as of March 1, 2019, by Newfield Exploration Company, guaranteeing Encana Corporation’s obligations under Encana Corporation’s Restated Credit Agreement, dated as of July 16, 2015, among Encana Corporation, as borrower, the financial and other institutions named therein, as lenders, and Royal Bank of Canada, as agent, as amended by the First Amending Agreement dated as of March 28, 2018 (incorporated by reference to Exhibit 4.7 to Encana’s Quarterly Report on Form 10-Q filed on May 2, 2019, SEC File No. 001-15226).

(b)(9)	Second Amending Agreement dated as of May 6, 2019, among Encana Corporation as borrower, the financial institutions party thereto as lenders and Royal Bank of Canada as agent (incorporated by reference to Exhibit 10.1 to Encana’s Current Report on Form 8-K filed on May 7, 2019, SEC File No. 001-15226).

(d)(1)	Encana Corporation Employee Stock Option Plan reflective with amendments made as of April 27, 2005, as of April 25, 2007, as of April 22, 2008, as of October 22, 2008, as of November 30, 2009, as of July 20, 2010, as of February 24, 2015 and as of February 22, 2016 (incorporated by reference to Exhibit 10.6 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(d)(2)	Form of Executive Stock Option Grant Agreement for stock options granted under the Encana Corporation Employee Stock Option Plan (incorporated by reference to Exhibit 10.7 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(3)	Encana Corporation Employee Stock Appreciation Rights Plan, adopted with effect from February 12, 2008, as amended December 9, 2008, November 30, 2009, April 20, 2010, July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.8 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(4)	Form of Executive Stock Appreciation Rights Grant Agreement for stock appreciation rights granted under the Encana Corporation Employee Stock Appreciation Rights Plan (incorporated by reference to Exhibit 10.9 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(d)(5)	Performance Share Unit Plan for Employees of Encana Corporation amended and restated with effect from January 1, 2010, and reflective with amendments made as of July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.10 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(6)	Form of Canadian Executive PSU Grant Agreement for performance share units granted under the Performance Share Unit Plan for Employees of Encana Corporation (incorporated by reference to Exhibit 10.11 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(7)	Form of U.S. Executive PSU Grant Agreement for performance share units granted under the Performance Share Unit Plan for Employees of Encana Corporation (incorporated by reference to Exhibit 10.12 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(8)	Restricted Share Unit Plan for Employees of Encana Corporation established with effect from February 8, 2011, and reflective with amendments made as of February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.13 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(9)	Form of Canadian Executive RSU Grant Agreement for restricted share units granted under the Restricted Share Unit Plan for Employees of Encana Corporation (incorporated by reference to Exhibit 10.14 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(d)(10)	Form of U.S. Executive RSU Grant Agreement for restricted share units granted under the Restricted Share Unit Plan for Employees of Encana Corporation (incorporated by reference to Exhibit 10.15 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(d)(11)	Deferred Share Unit Plan for Employees of Encana Corporation adopted with effect from December 18, 2002 and reflective of amendments made as of October 23, 2007, October 22, 2008, and July 20, 2010 (incorporated by reference to Exhibit 10.16 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(d)(12)	Deferred Share Unit Plan for Directors of Encana Corporation adopted with effect from December 18, 2002 and reflective with amendments made as of April 26, 2005, October 22, 2008, December 8, 2009, July 20, 2010, February 13, 2013, December 1, 2014 and February 14, 2018 (incorporated by reference to Exhibit 10.17 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(13)	Change in Control Agreement between Encana Corporation and Corey Code effective May 1, 2019.*

(d)(14)	Amended and Restated Change in Control Agreement between Encana Corporation and Renee E. Zemljak effective February 14, 2018 (incorporated by reference to Exhibit 10.19 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(15)	Amended and Restated Change in Control Agreement between Encana Corporation and Michael G. McAllister effective February 14, 2018 (incorporated by reference to Exhibit 10.20 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(16)	Amended and Restated Change in Control Agreement between Encana Corporation and Douglas J. Suttles effective February 14, 2018 (incorporated by reference to Exhibit 10.21 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(17)	Amended and Restated Change in Control Agreement between Encana Corporation and David G. Hill effective February 14, 2018 (incorporated by reference to Exhibit 10.22 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(18)	Amended and Restated Change in Control Agreement between Encana Corporation and Michael Williams effective February 14, 2018 (incorporated by reference to Exhibit 10.23 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(19)	Amended and Restated Change in Control Agreement between Encana Corporation and Joanne L. Alexander effective February 14, 2018 (incorporated by reference to Exhibit 10.24 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(20)	Restricted Share Unit Plan for Directors of Encana Corporation effective February 14, 2018 (incorporated by reference to Exhibit 10.38 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(21)	Form of Director RSU Grant Agreement for restricted share units granted under the Restricted Share Unit Plan for Directors of Encana Corporation (incorporated by reference to Exhibit 10.39 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(22)	Omnibus Incentive Plan of Encana Corporation adopted with effect from February 13, 2019 (incorporated by reference to Exhibit 10.44 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(23)	Form of Stock Option Grant Agreement for stock options granted under the Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.45 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(24)	Form of RSU Grant Agreement for restricted share units granted to employees under the Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.46 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(25)	Form of Director RSU Grant Agreement for restricted share units granted to directors under the Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.47 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(26)	Form of PSU Grant Agreement for performance share units granted under the Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.48 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(27)	Form of Stock Appreciation Rights Grant Agreement for stock appreciation rights granted under the Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.49 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(28)	Amended and Restated Shareholder Rights Plan Agreement, dated as of April 30, 2019, between Encana Corporation and AST Trust Company (Canada), as rights agent (incorporated by reference to Exhibit 4.1 of Encana’s Current Report on Form 8-K filed on May 1, 2019, SEC File No 001-15226).

(g)	Not applicable.

(h)	Not applicable.

* Previously filed

Signature

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

By:	/s/ Corey D. Code
Name: Corey D. Code
Title: Executive Vice-President & Chief Financial Officer

Date: August 1, 2019

[Signature Page to Schedule TO Amendment No. 1]

INDEX TO EXHIBITS

Exhibit No.	Description

(a)(1)(A)	Offer to Purchase, dated July 8, 2019, and the accompanying Issuer Bid Circular.*

(a)(1)(B)	Letter of Transmittal.*

(a)(1)(C)	Notice of Guaranteed Delivery.*

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(A)	News Release dated June 10, 2019 (incorporated by reference to Exhibit 99.1 to the Schedule TO-C filed on June 10, 2019, SEC File No. 005-78843).

(a)(5)(B)	News Release, dated July 8, 2019.*

(a)(5)(C)	Summary Advertisement, dated July 8, 2019.*

(b)(1)	Restated Credit Agreement dated as of July 16, 2015 among Encana Corporation as Borrower, the financial and other institutions named therein as Lenders and Royal Bank of Canada as Agent (incorporated by reference to Exhibit 10.1 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(b)(2)	Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc. as Borrower, the banks, financial institutions and other institutional lenders party thereto and Citibank N.A. as Administrative Agent (incorporated by reference to Exhibit 10.2 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(b)(3)	A letter amendment to the Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc. as Borrower, the banks, financial institutions and other institutional lenders party thereto and Citibank N.A. as Administrative Agent, dated as of June 15, 2012 (incorporated by reference to Exhibit 10.3 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(b)(4)	Amendment No. 2 to the Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc. as Borrower, the banks, financial institutions and other institutional lenders party thereto and Citibank N.A. as Administrative Agent, dated as of June 28, 2013 (incorporated by reference to Exhibit 10.4 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(b)(5)	Amendment No. 3 to the Second Amended and Restated Credit Agreement dated as of October 20, 2011 among Alenco Inc. as Borrower, the banks, financial institutions and other institutional lenders party thereto and Citibank N.A. as Administrative Agent, dated as of July 16, 2015 (incorporated by reference to Exhibit 10.5 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(b)(6)	First Amending Agreement, dated as of March 28, 2018, to the Restated Credit Agreement dated as of July 16, 2015 among Encana Corporation as borrower, the financial institutions party thereto as lenders and Royal Bank of Canada as agent (incorporated by reference to Exhibit 10.1 to Encana’s Current Report on Form 8-K filed on March 29, 2018, SEC File No. 001-15226).

(b)(7)	Successor Agent Agreement and Amendment No. 4 to the Credit Agreement dated as of March 28, 2018, among Alenco Inc. as borrower, the banks, financial institutions and other institutional lenders thereto as lenders, JPMorgan Chase Bank, N.A., in its capacity as successor administrative agent, and Citibank, N.A., in its capacity as existing administrative agent (incorporated by reference to Exhibit 10.2 to Encana’s Current Report on Form 8-K filed on March 29, 2018, SEC File No. 001-15226).

(b)(8)	Guarantee, dated as of March 1, 2019, by Newfield Exploration Company, guaranteeing Encana Corporation’s obligations under Encana Corporation’s Restated Credit Agreement, dated as of July 16, 2015, among Encana Corporation, as borrower, the financial and other institutions named therein, as lenders, and Royal Bank of Canada, as agent, as amended by the First Amending Agreement dated as of March 28, 2018 (incorporated by reference to Exhibit 4.7 to Encana’s Quarterly Report on Form 10-Q filed on May 2, 2019, SEC File No. 001-15226).

(b)(9)	Second Amending Agreement dated as of May 6, 2019, among Encana Corporation as borrower, the financial institutions party thereto as lenders and Royal Bank of Canada as agent (incorporated by reference to Exhibit 10.1 to Encana’s Current Report on Form 8-K filed on May 7, 2019, SEC File No. 001-15226).

(d)(1)	Encana Corporation Employee Stock Option Plan reflective with amendments made as of April 27, 2005, as of April 25, 2007, as of April 22, 2008, as of October 22, 2008, as of November 30, 2009, as of July 20, 2010, as of February 24, 2015 and as of February 22, 2016 (incorporated by reference to Exhibit 10.6 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(d)(2)	Form of Executive Stock Option Grant Agreement for stock options granted under the Encana Corporation Employee Stock Option Plan (incorporated by reference to Exhibit 10.7 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(3)	Encana Corporation Employee Stock Appreciation Rights Plan, adopted with effect from February 12, 2008, as amended December 9, 2008, November 30, 2009, April 20, 2010, July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.8 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(4)	Form of Executive Stock Appreciation Rights Grant Agreement for stock appreciation rights granted under the Encana Corporation Employee Stock Appreciation Rights Plan (incorporated by reference to Exhibit 10.9 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(d)(5)	Performance Share Unit Plan for Employees of Encana Corporation amended and restated with effect from January 1, 2010, and reflective with amendments made as of July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.10 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(6)	Form of Canadian Executive PSU Grant Agreement for performance share units granted under the Performance Share Unit Plan for Employees of Encana Corporation (incorporated by reference to Exhibit 10.11 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(7)	Form of U.S. Executive PSU Grant Agreement for performance share units granted under the Performance Share Unit Plan for Employees of Encana Corporation (incorporated by reference to Exhibit 10.12 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(8)	Restricted Share Unit Plan for Employees of Encana Corporation established with effect from February 8, 2011, and reflective with amendments made as of February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.13 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(9)	Form of Canadian Executive RSU Grant Agreement for restricted share units granted under the Restricted Share Unit Plan for Employees of Encana Corporation (incorporated by reference to Exhibit 10.14 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(d)(10)	Form of U.S. Executive RSU Grant Agreement for restricted share units granted under the Restricted Share Unit Plan for Employees of Encana Corporation (incorporated by reference to Exhibit 10.15 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(d)(11)	Deferred Share Unit Plan for Employees of Encana Corporation adopted with effect from December 18, 2002 and reflective of amendments made as of October 23, 2007, October 22, 2008, and July 20, 2010 (incorporated by reference to Exhibit 10.16 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226).

(d)(12)	Deferred Share Unit Plan for Directors of Encana Corporation adopted with effect from December 18, 2002 and reflective with amendments made as of April 26, 2005, October 22, 2008, December 8, 2009, July 20, 2010, February 13, 2013, December 1, 2014 and February 14, 2018 (incorporated by reference to Exhibit 10.17 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(13)	Change in Control Agreement between Encana Corporation and Corey Code effective May 1, 2019.*

(d)(14)	Amended and Restated Change in Control Agreement between Encana Corporation and Renee E. Zemljak effective February 14, 2018 (incorporated by reference to Exhibit 10.19 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(15)	Amended and Restated Change in Control Agreement between Encana Corporation and Michael G. McAllister effective February 14, 2018 (incorporated by reference to Exhibit 10.20 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(16)	Amended and Restated Change in Control Agreement between Encana Corporation and Douglas J. Suttles effective February 14, 2018 (incorporated by reference to Exhibit 10.21 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(17)	Amended and Restated Change in Control Agreement between Encana Corporation and David G. Hill effective February 14, 2018 (incorporated by reference to Exhibit 10.22 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(18)	Amended and Restated Change in Control Agreement between Encana Corporation and Michael Williams effective February 14, 2018 (incorporated by reference to Exhibit 10.23 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(19)	Amended and Restated Change in Control Agreement between Encana Corporation and Joanne L. Alexander effective February 14, 2018 (incorporated by reference to Exhibit 10.24 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(20)	Restricted Share Unit Plan for Directors of Encana Corporation effective February 14, 2018 (incorporated by reference to Exhibit 10.38 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(21)	Form of Director RSU Grant Agreement for restricted share units granted under the Restricted Share Unit Plan for Directors of Encana Corporation (incorporated by reference to Exhibit 10.39 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226).

(d)(22)	Omnibus Incentive Plan of Encana Corporation adopted with effect from February 13, 2019 (incorporated by reference to Exhibit 10.44 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(23)	Form of Stock Option Grant Agreement for stock options granted under the Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.45 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(24)	Form of RSU Grant Agreement for restricted share units granted to employees under the Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.46 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(25)	Form of Director RSU Grant Agreement for restricted share units granted to directors under the Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.47 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(26)	Form of PSU Grant Agreement for performance share units granted under the Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.48 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(27)	Form of Stock Appreciation Rights Grant Agreement for stock appreciation rights granted under the Omnibus Incentive Plan of Encana Corporation (incorporated by reference to Exhibit 10.49 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226).

(d)(28)	Amended and Restated Shareholder Rights Plan Agreement, dated as of April 30, 2019, between Encana Corporation and AST Trust Company (Canada), as rights agent (incorporated by reference to Exhibit 4.1 of Encana’s Current Report on Form 8-K filed on May 1, 2019, SEC File No 001-15226).

(g)	Not applicable.

(h)	Not applicable.

* Previously filed